UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
ALTUS POWER, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

ALTUS POWER, INC.
2200 Atlantic Street, Sixth Floor
Stamford, CT 06902

SUPPLEMENT TO PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 2024

This supplement to proxy statement (this “Supplement”) is being furnished to the holders of common stock of Altus Power, Inc., a Delaware corporation (“we,” “us,” “our,” or the "Company"), in connection with the solicitation of proxies by our board of directors for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. Eastern Time, in a virtual meeting format at https://www.cstproxy.com/altuspower/2024, on Wednesday, May 22, 2024, and at any adjournments and postponements of the Annual Meeting. Capitalized terms used but not otherwise defined in this Supplement have the meanings ascribed to them in the proxy statement.

On April 11, 2024, we filed our original definitive proxy statement (the “Original Proxy Statement”) relating to the Annual Meeting with the Securities and Exchange Commission (the “SEC”), which was mailed to stockholders on or about April 11, 2024. On April 29, 2024, the Company filed a supplement (the “First Supplement”) to the Original Proxy Statement with the SEC to provide certain information with respect to matters being voted on at the Annual Meeting in connection with the resignation of Lars Norell as a co-chief executive officer and a director.

The purpose of this Supplement is to correct an inadvertent error in the number of shares of Class A common stock outstanding as of the record date under the heading “Stockholders Entitled to Vote at the Meeting” on page 2 of the Original Proxy Statement. Our Board of Directors established the close of business on March 28, 2024, as the “record date” for the Annual Meeting. As of the record date, there were 159,521,785 shares of Class A common stock outstanding, instead of 159,872,990 shares of Class A common stock as reported in the Original Proxy Statement.

Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your decisions with respect to voting on all of the proposals that being presented to our stockholders for vote at the Annual Meeting. Additional information is included in the Original Proxy Statement that was previously made available to our stockholders on or about April 11, 2024 and the First Supplement, filed with the SEC on April 29, 2024. We encourage you to carefully read this Supplement together with the Original Proxy Statement and First Supplement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 22, 2024

The proxy statement, this Supplement and annual report to stockholders are available online at

https://www.cstproxy.com/altuspower/2024